FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES SHARE REPURCHASE PLAN

WEST SPRINGFIELD, MA—November 17, 2006—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), announced that its Board of Directors has approved a stock repurchase program. Under the plan, the Company intends to repurchase up to 858,000 shares from time to time, depending on market conditions, at prevailing market prices in open-market or privately negotiated transactions over a six-month period.

The authorized share repurchases represent approximately 5.0% of the United Financial Bancorp's total outstanding common stock, or about 10.8% of the Company's publicly traded shares. As of September 30, 2006, the Company had 17,153,995 common shares outstanding, including 9,189,722 shares held by United Mutual Holding Company.

"We believe that the Company's shares represent an attractive investment for the long term, based on the current price level,” commented Richard B. Collins, President and Chief Executive Officer of the Company.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 12 branch offices located throughout Western Massachusetts. Through its Financial Services Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor-relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.